Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Mark Feuerbach	Ryan Flaim
Innophos	Sharon Merrill Associates
609-366-1204	617-542-5300
investor.relations@innophos.com	iphs@investorrelations.com

Innophos Holdings, Inc. Elects Jane Hilk to the Board of Directors

CRANBURY, New Jersey – (November 19, 2018) – The Board of Directors of Innophos Holdings, Inc. (NASDAQ: IPHS), a leading international producer of specialty ingredient solutions for the food, health, nutrition and industrial markets, announced the appointment of Jane Hilk as a Director effective today.

Ms. Hilk has over three decades of experience in executive positions within the food and beverage industry. Most recently, she served as Executive Vice President and President of Kraft Foods, a publicly traded food marketer and manufacturer, from March 2013 to August 2015, and additionally as Chief Marketing Officer from January 2015 to August 2015. Prior to that she served in multiple roles at Kraft, including Senior Vice President of Kraft Foods’ Oscar Mayer business unit (2008-2013), Vice President, Marketing, Cheese and Dairy business unit (2006-2008), and Vice President, Global Relationship Marketing (2004-2005). Ms. Hilk joined Kraft Foods in 1991 as Market Research Analyst, Frozen business unit. Prior to joining Kraft Foods, from 1987 to 1991, Ms. Hilk held various positions at the MARC Group, a global market research company. Ms. Hilk currently serves on the Board of Directors for Kar’s Nuts, a privately held snack foods company based in Detroit, MI.

“Following an extensive search for Board candidates, we are delighted to welcome Jane to our Board of Directors,” said Kim Ann Mink, Chairman, President and CEO of Innophos Holdings, Inc. “Jane brings to Innophos an impressive background and deep expertise in the food and beverage industry, as well as keen insight into consumer trends and a strong orientation towards innovation. I am confident that Jane will be an important contributor as we advance Innophos forward on our strategic growth journey as an essential ingredients provider in high-growth food, health, and nutrition markets.”

Ms. Hilk noted, “I am thrilled to join Innophos’ Board and look forward to working with Kim Ann and my fellow Directors to contribute to Innophos’ goal of meeting the Company’s Vision 2022 growth targets and support the Company’s strategic transformation and growth via innovation and acquisition.”

Ms. Hilk earned her B.S. degree from the University of Illinois, Champaign-Urbana and her MBA from DePaul University, Chicago.

About the Company

Innophos is a leading international producer of specialty ingredient solutions that deliver far-reaching, versatile benefits for the food, health, nutrition and industrial markets. We leverage our expertise in the science and technology of blending and formulating phosphate, mineral, enzyme and botanical based ingredients to help our customers offer products that are tasty, healthy, nutritious and economical. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations across the United States, in Canada, Mexico and China. For more information, please visit www.innophos.com. ‘IPHS-G’

SOURCE Innophos Holdings, Inc.